Exhibit 8.1

[Lowenstein Sandler Letterhead]

August 4, 2009

Celldex Therapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494

Ladies and Gentlemen:

We have acted as counsel to Celldex Therapeutics, Inc., a Delaware Corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Cottrell Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), with and into CuraGen Corporation, a Delaware corporation (“CuraGen”), pursuant to the Agreement and Plan of Merger, dated as of May 28, 2009, by and among the Company, Merger Sub, and CuraGen (the “Merger Agreement”). This opinion letter is being delivered in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission by the Company that includes the Joint Proxy Statement / Prospectus (the “Registration Statement”) to which this opinion appears as an exhibit. Unless otherwise defined, capitalized terms used herein have the meanings ascribed to them in the Merger Agreement or the Registration Statement.

In rendering this opinion letter, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness as of the Effective Time, of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In addition, we have relied upon the accuracy and completeness, as of the date hereof, of certain statements, representations, covenants and agreements made by the Company, on its behalf and on behalf of Merger Sub, and by CuraGen, and we have assumed that such statements and representations are and will continue to be correct.

Our opinion assumes and is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by the Company, on its behalf and on behalf of Merger Sub, and made by Celldex. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We also have assumed, with your consent, and our opinion is conditioned on, among other things, that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and that none of the terms and conditions contained therein has been waived or modified in any respect prior to the Effective Time; (ii) the Merger Agreement reflects all the material facts relating to the Merger, the Company, Merger Sub, and CuraGen; (iii) that any representation made in any the Merger Agreement “to the Knowledge” (or similar qualification) of any person or party is, and at the Effective Time will be, correct without such qualification; and (iv) as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.  Any material change or inaccuracy in the facts referred to or set forth in the Merger Agreement, or assumed herein (giving effect to all events occurring after the Effective Time) could affect our conclusions stated herein.

In rendering this opinion letter, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the

“Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof, all of which are potentially subject to change, possibly with retroactive effect. A change in any of the authorities upon which any of our opinions are based or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or the Merger Agreement could affect our conclusions herein. Moreover, there can be no assurance that our opinions will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger” insofar as it purports to constitute a summary of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters described therein in all material respects.

The opinion we express herein is limited solely to matters governed by the federal income tax laws of the United States. Our opinion is provided solely to you as a legal opinion and not as a guaranty or warranty and is limited to the specific transactions, documents, and matters described above. No opinion may be implied or inferred beyond that which is expressly stated in this opinion letter. Our opinion is expressed as of the date hereof and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein, in the Merger Agreement or the Registration Statement are untrue, inaccurate or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinions provided herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Lowenstein Sandler PC
Lowenstein Sandler PC